UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2015

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DS HEALTHCARE GROUP, INC.

(Exact name of registrant as specified in its charter)

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Florida	000-53680	20-8380461
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1601 Green Road, Pompano Beach, Florida 33064

 (Address of principal executive offices) (Zip Code)

(888) 404-7770

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 26, 2015, the Board of Directors of DS Healthcare Group, Inc. (the “Company”) appointed Renee Barch-Niles (the “Appointee”) as the Chief Executive Officer of the Company.

Renee Barch-Niles, age 42, is recognized as a global brand, consumer marketing, and retail sales executive in the health, wellness and beauty industry. She is joining DS Healthcare Group to build this innovative organization into a market leading health, wellness and beauty powerhouse focused on technological advanced, consumer-driven personal care solutions.

A graduate of the Tisch School of Arts at New York University, Barch-Niles is a leader in the retail industry with an exceptional track record of delivering significant business results for fast moving consumer goods companies. She has also been recognized by Progressive Grocer in 2009, 2013 and 2015 as a “Top Woman” in the retail industry due to her unique ability to create high performance teams that consistently generate new business and increased profitability throughout her career.

With over 18 years of experience in CPG and over 12 years focused on the health, beauty and wellness industry, Barch-Niles has proven experience in optimizing revenues, reducing expenditures and implementing business operation strategies that bring profitability to the company shareholders.

Prior to joining the Company, Barch-Niles held the position of President & General Manager of Emilia Personal Care, a global manufacturer, sales, marketing and distribution company specializing in innovative personal care solutions for national brands, private label and custom contract manufacturing. Barch-Niles drove rapid, double-digit percentage growth year-over-year via a focus upon sales, innovative product development, brand creation, marketing, licensing, acquisition of a US based manufacturing plant, and supply-chain and financial optimization for all North American operations. Her expertise in developing business-to-business strategies played an integral role in her success.

Earlier in her career, Barch-Niles held a series of executive management, sales, marketing and strategy positions including corporate Vice President of Global Business Development where she was responsible for a sales portfolio in global food, drug, mass, club, wholesale and specialty channels of over $16 billion in manufacturing sales at Daymon Worldwide, a global leader specializing in the sourcing, sales, import/export and marketing of private brand consumer products. She drove the strategy and advancement of all business development initiatives including private brand business growth focused on category management, innovation, product development, sales, channel expansion and relationship cultivation. She also held the position of Sr. Director of Marketing and Brand Development for GT Entertainment, a leading direct-to-consumer marketing company. There, Renee was responsible for the creation, development, launch and maintenance of new brands from inception to completion, achieving a $50 million dollar beauty and wellness portfolio.

Barch-Niles is dedicated to bringing the most innovative, highest quality, value-add consumer products to her global retail, specialty, wholesale and brand owner clients. Combined with her instinctive talent to understand and interpret her target consumer, Barch-Niles possesses a proven ability to enhance the reach, impact and revenue of brands.

Employment Agreement with Renee Barch-Niles

As of October 26, 2015, the Company entered into an employment agreement with Renee Barch-Niles (the “Barch-Niles Employment Agreement”). The Barch-Niles Employment Agreement has a term beginning October 26, 2015 and ending December 31, 2019. Per the terms, Ms. Barch-Niles shall be paid an annual base salary of $200,000 and shall be entitled to a cash bonus of up to 100% of her base salary subject to certain performance targets mutually agreed upon by both Barch-Niles and the Board of Directors. Additionally, Ms. Barch-Niles shall receive a commission equal to 3% on the gross sales amount for any new account or client acquisition that Barch-Niles brings to the Company and closes on her own. The Company shall also award Ms. Barch-Niles a Restricted Stock Grant of 450,000 that shall vest monthly over the course of the first 48 months following the effective date (which is equal to 9,375 shares per month). Additionally, Barch-Niles is entitled to an equity signing bonus grant of 15,924 shares that vest monthly in an amount of 1,327 shares per month for 12 consecutive months. The equity grants are subject to a make-whole in the event that the shares are worth less than $2,500,000 and $50,000, respectively, the Company will issue additional shares to Barch-Niles to bring the value of the shares to $2,500,000 and $50,000, respectively, subject to a minimum price per share of $3.50. Lastly, Barch-Niles shall also receive warrant coverage of $100,000 per year, with a one-year expiration date calculated as the average price in the last five trading days of the year.

The foregoing description of the agreement is qualified in its entirety by the full text of the Agreement filed herewith as Exhibit 10.1 and incorporated herein by reference.

Family Relationships

No family relationship has ever existed between any director, executive officer of the Company or any person contemplated to become such.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

.Item 8.01

Other Events

On October 26, 2015, the Company issued a press release (the "Press Release") announcing the appointment of Ms. Renee Barch-Niles as the Company's new Chief Executive Officer. A copy of the Press Release is attached hereto as exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between DS Healthcare Group, Inc. and Renee Barch-Niles dated as of October 26th, 2015
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DS HEALTHCARE GROUP, INC.

Date: October 26, 2015	By:	/s/ Renee Barch-Niles
	Name:	Renee Barch-Niles
	Title:	Chief Executive Officer